EXHIBIT 99.1

                                 PRESS RELEASE

Monadnock Bancorp, Inc.                                            603.924.9654
1 Jaffrey Road                                            www.monadnockbank.com
Peterborough, NH 03458

                             FOR IMMEDIATE RELEASE
                             ---------------------

For Additional Information Contact:
Karl F. Betz, SVP, CFO & Treasurer (603) 924-9654 kbetz@monadnockbank.com

        Monadnock Bancorp, Inc. Announces Second Quarter and YTD Results

Peterborough, New Hampshire - July 31, 2006 - Monadnock Bancorp, Inc. (over-the-counter bulletin board: MNKB), the holding company for Monadnock Community Bank announced net income for the three and six months ended June 30, 2006 of $13,000 and $30,000, respectively, compared with a net loss of $34,000 and $75,000, respectively, for the three and six months ended June 30, 2005. Basic and diluted earnings per share were $0.01 and $0.03, respectively, for the three and six months ended June 30, 2006 compared to ($0.04) and ($0.08), respectively, for the three and six months ended June 30, 2005.

Net income for the second quarter was $9,000 ($14,000 on a pre-tax basis) lower than anticipated as a result of a change in the Federal Home Loan Bank ("FHLB") dividend schedule. The FHLB of Boston has indicated that it expects to pay a half year dividend in the third quarter rather than a quarterly dividend in each of the second and third quarters of 2006.

The increase in earnings for the three months ended June 30, 2006 compared with the same period a year earlier is primarily attributable to an increase in net interest and dividend income of $75,000, an increase in noninterest income of $18,000, partially offset by an increase in noninterest expense of $5,000 and a decrease in the benefit for loan losses of $19,000.

The increase in earnings for the six months ended June 30, 2006 compared with the same period a year earlier is primarily attributable to an increase in net interest and dividend income of $176,000, a decrease in noninterest expense of $22,000, partially offset by a decrease in noninterest income of $13,000 and an increase in the provision for loan losses of $12,000 as compared to a benefit of $20,000 for the prior comparable period.

Net interest and dividend income increased $75,000, or 17.5%, to $504,000 for the three months ended June 30, 2006 compared to $429,000 for the three months ended June 30, 2005, reflecting a $220,000, or 25.9%, increase in interest and dividend income, and a $145,000, or 34.5%, increase in interest expense. The interest rate spread was 2.23% for the three months ended June 30, 2006 compared to 2.03% for the three months ended June 30, 2005 and 2.40% for the three months ended March 31, 2006. The net interest margin for the three months ended June 30, 2006 was 2.63% compared to 2.30% for the same period a year ago and 2.72% for the three months ended March 31, 2006. The impact of the delay in the declaration of the FHLB dividend noted above resulted in a decrease in the interest rate spread and net interest margin of 7 and 8 basis points, respectively, for the quarter ended June 30, 2006.

Net interest and dividend income increased $176,000, or 21.2%, to $1.0 million for the six months ended June 30, 2006 compared to $831,000 for the six months ended June 30, 2005, reflecting a $460,000, or 28.5%, increase in interest and dividend income, and a $284,000, or 36.4%, increase in interest expense. The interest rate spread was 2.32% and 2.06% for the six months ended June 30, 2006 and 2005, respectively. The net interest margin was 2.68% and 2.32% for the six months ended June 30, 2006 and 2005, respectively. The increase in interest rate spread and net interest margin for the three and six months ended June 30, 2006 compared with the same periods a year ago is a combination of a change in the mix of assets to higher yielding loans, coupled with an increase in the rate on investment securities and other interest-earning assets as a result of seventeen rate increases since June 2004 by the Federal Reserve Board, partially offset by a change in the mix of liabilities to more interest rate sensitive products such as time certificates. In addition, the delay in the declaration of the FHLB dividend for the second quarter resulted in a decrease in the interest rate spread and net interest margin of 3 basis points for the six months ended June 30, 2006.

Total assets increased by $7.5 million, or 9.9%, to $83.3 million at June 30, 2006 compared to $75.8 million at December 31, 2005. The increase primarily reflected growth in our net loan portfolio of $4.9 million, or 11.0%, to $49.4 million at June 30, 2006 from $44.5 million at December 31, 2005. Loan growth was primarily concentrated in one- to four-family residential lending, commercial and short-term construction lending which grew $1.8 million, $1.2 million and $867,000, respectively. The increase in concentration of new loan production in commercial lending is part of the overall business strategy of Monadnock Community Bank. Total deposits increased by $4.8 million, or 9.0%, to $58.0 million at June 30, 2006 from $53.2 million at December 31, 2005 with the largest increase in time certificates which increased $6.2 million during this time period.

Total nonperforming assets decreased from $350,000 or 0.46% of total assets at December 31, 2005 to $0 or 0.00% of total assets at June 30, 2006.

President and Chief Executive Officer William M. Pierce, Jr. said, "We are pleased to report solid growth in our loan and deposit portfolios for 2006. We also are pleased to report the completion of our stock offering which sold 707,681 shares of common stock at a price of $8.00 per share. The net proceeds of approximately $4.9 million have been invested in short-term instruments such as federal funds sold and adjustable rate mortgage-backed securities. We anticipate to deploy this capital into loans during the next three years. We will continue to focus on the strategic objectives of maintaining a community focus in the areas we serve, providing a high quality of service to our customers and diligently working to improve our franchise and shareholder value." For additional information visit www.monadnockbank.com.

FORWARD-LOOKING STATEMENTS:
Statements contained in this news release that are not historical facts may constitute "forward-looking statements" (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act Of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, economic conditions in the state of New Hampshire and Massachusetts, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, fiscal policies of the New Hampshire and Massachusetts State Government, the quality or composition of our loan or investment portfolios, demand for loan products, competition for and the availability of loans that we purchase for our portfolio, deposit flows, competition, demand for financial services in our market areas and accounting principles and guidelines, acquisitions and the integration of acquired businesses, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.